Exhibit 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070

Chase Announces CHASE PAYSM

MCX is premier merchant partner

LAS VEGAS — October 26, 2015 — Chase announced today Chase Pay — a better payments experience for in-store, in-app and online purchases. MCX — which includes retailers such as Walmart, Target, Best Buy and Shell — will be Chase Pay’s premier partner. Chase Pay will be available in mid-2016 to Chase’s customers across its 94 million credit, debit and pre-paid card accounts.
“Chase Pay solves a number of pain points for consumers and merchants. It will improve the customer experience and drive down the cost of payments,” said Gordon Smith, CEO of Consumer & Community Banking at JPMorgan Chase & Co. Smith made the announcement about Chase Pay at the Money 20/20 conference in Las Vegas.

What Chase Pay does for merchants

•	Chase Pay addresses some of merchants’ biggest challenges — cost of payment, merchant fraud liability and speed of checkout

•	It uses easy-to-implement technology that many merchants already have — the same technology used to scan gift cards

•	Chase Pay will be able to connect a merchant’s loyalty program directly into the payment experience

•	Chase has a complete payments system and can work directly with merchants to drive down the cost of accepting payments through:

◦	Fixed pricing

◦	No additional fees

➢	$0 Network Fees

➢	$0 Merchant Processing Fees

➢	$0 Merchant Fraud Liability

What Chase Pay does for consumers

•	Chase Pay is secure — it uses tokenization technology in store, in-app, and online

•	Merchant loyalty programs will be available directly in the Chase Pay experience — no more fumbling for coupons or key fobs

•	Chase Pay will work on virtually all smartphones

•	Consumers will be able to pay with smartphones at places like gas stations or drive through windows

•	Chase Pay will improve online and in app payments, so consumers who enroll in Chase Pay can checkout with just one click

•	In certain locations, like restaurants, consumers will be able to use their smartphone to take a picture of a receipt and pay with Chase Pay

•	In stores that accept Chase Pay, consumers will be able to use their mobile device to pay at the register

Chase has relationships with consumers and merchants

•	One out of every two households in the U.S. is a Chase customer

•	Chase customers have 94 million credit, debit and pre-paid card accounts

•	Chase is #1 in total U.S. credit and debit payment volume, with $707 billion in total sales in 2014

•	Chase debit and credit card holders complete 34 million transactions a day, on average

•	Chase’s digital and mobile channels have more than 16 million log ins each day, on average

•	Chase Commerce Solutions is the #1 wholly-owned merchant acquirer

•	Chase has the ability to connect directly with merchants for debit and credit customers

Where Chase Pay will be available

Chase Pay’s premier partner is MCX, with merchants that collectively represent over 100,000 retail locations. Chase Pay will be progressively rolled out at these merchants who are accepting CurrentC starting in mid-2016. Chase customers will be able to use Chase Pay wherever CurrentC is accepted — either directly, or through the CurrentC app. Chase is also partnering with 17 technology vendors so that merchants who are not Chase Commerce Solutions clients can also participate in Chase Pay.

Exhibit 99.1

Quotes

Brian Mooney, CEO of MCX:
“Our partnership links Chase and its customer base with CurrentC’s extensive network of leading retailers, restaurants, grocery stores and fueling stations, which process over a trillion dollars in transactions annually at more than 100,000 U.S. locations. This is a significant milestone, not just for MCX and Chase, but for mobile payments overall as the industry continues to take shape. Everywhere CurrentC is accepted, Chase Pay will be accepted.”

Mike Cook - SVP & Assistant Treasurer, Walmart Stores, Inc.
“Featuring Chase Pay within the CurrentC app will give customers greater flexibility, convenience and value when they pay with their mobile device.  This gives us an opportunity to simplify payments for Chase’s extensive customer base, deepen loyalty in a way only MCX can and enhance the customer experience through added services consumers expect from a mobile application.”

Chris Suess, General Manager, Payments of Shell Americas
“CurrentC and Chase have teamed up to create benefits for both customers and merchants.”

For more information about Chase Pay, including a video of the Money 20/20 presentation and slides, please visit www.ChasePay.com.

JPMorgan Chase Outlook
The development of Chase Pay was considered as part of previously disclosed expense guidance for Consumer & Community Banking (CCB). The overall impact on the economics of CCB is not expected to be significant in the short term; however — over the long term — Chase Pay is expected to drive volume and to be accretive to the business.

About Chase
Chase is the U.S. consumer and commercial banking business of JPMorgan Chase & Co. (NYSE: JPM), a leading global financial services firm with assets of $2.4 trillion and operations worldwide. Chase serves nearly half of America’s households with a broad range of financial services, including personal banking, credit cards, mortgages, auto financing, investment advice, small business loans and payment processing. Customers can choose how and where they want to bank: Approximately 5,500 branches, nearly 19,000 ATMs, mobile, online and by phone. For more information, go to Chase.com.

About MCX
Merchant Customer Exchange LLC (MCX) is building CurrentC™, a customer-focused and security-driven mobile commerce solution that will deliver a seamless and convenient payment and shopping experience for customers and merchants alike. MCX’s owner-members include leaders in the big-box, convenience, pharmacy, fuel, grocery, quick- and full-service dining, specialty-retail and travel categories. Collectively, these companies operate more than 110,000 locations and process more than $1 trillion in payments annually. The company operates from offices in Boston and Dallas. For more information, visit www.mcx.com. CurrentC™ and all associated proprietary marks are trademarks of Merchant Customer Exchange LLC and its related entities.

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Media Contacts:
Paul Hartwick	(302) 282-3961	paul.hartwick@chase.com	Edward Kozmor	(609) 841-5765	edward.kozmor@chase.com;
Trish Wexler	(202) 288-1238	patricia.a.wexler@jpmorgan.com